                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*

                         Polymedica Industries, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 731738-10-0
- --------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

SEC 1745 (2-95)
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CUSIP NO. 731738-10-0                    13G                  PAGE 2 OF 5 PAGES

- --------------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BioVenture Partners Limited Partnership
      04-3137773
- --------------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  /X/
- --------------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
- --------------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- --------------------------------------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                0
    BENEFICIALLY     ------------------------------------------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                 38,409 (1)
      REPORTING      ------------------------------------------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                 0
                     ------------------------------------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                             38,409 (1)
- ---------------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      38,409(1)
- --------------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
- --------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      .51%
- --------------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
      PN
- --------------------------------------------------------------------------------------------------------------
 (1) Beneficial Ownership of all but 3,409 shares is expressly disclaimed.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 pages
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                                                                     Page 3 of 5
                                                                     -----------

                                  SCHEDULE 13G
                                  ------------

ITEM 1.
- ------

(a)  Name of Issuer:

     PolyMedica Industries, Inc.

(b)  Address of Issuer's Principal Executive Offices:

     11 State Street
     Woburn, MA  01801

ITEM 2.
- ------

(a)  Name of Person Filing:

     BioVenture Partners Limited Partnership

(b)  Address of Principal Business Office or, if none, Residence:

     4 Milk Street
     Portland, ME 04101

(c)  Citizenship:

     Delaware

(d)  Title of Class of Securities:

     Common

(e)  CUSIP Number:

     731738-10-0

ITEM 3. Persons filing pursuant to Rule 13d-1(b) or 13d-2(b):
- ------

     N/A

                                                                     Page 4 of 5
                                                                     -----------

ITEM 4.  Ownership:
- ------

     (a) Amount beneficially owned: 3,409 shares directly and 35,000 shares by a limited partnership of which the reporting person is the general partner. The 35,000 shares are expressly disclaimed.

     (b)  Percent of Class:  .51%
     (c)  Number of shares as to which such person has:
          (i)   Sole power to vote or to direct the vote: 3,409
          (ii)  Shared power to vote or to direct the vote: 35,000
          (iii) Sole power to dispose or to direct the disposition of: 3,409
          (iv)  Shared power to dispose or to direct the disposition of: 35,000

ITEM 5.  Ownership of Five Percent or Less of a Class:
- ------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person:
- ------

     N/A

ITEM 7.  Identification and Classification of the Subsidiary Which
- ------   Acquired the Security Being Reported on By the Parent Holding Company:

     N/A

ITEM 8.  Identification and Classification of Members of the Group:
- ------

     N/A

ITEM 9.  Notice of Dissolution of Group:
- ------

     N/A


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                                                                     Page 5 of 5
                                                                     -----------

ITEM 10. Certification:
- -------

     N/A

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              BIOVENTURE PARTNERS LIMITED PARTNERSHIP

                              By Commonwealth BioVentures Inc., its
                               General Partner

Date:  May ___, 1996          By: _____________________________________
                                     Robert G. Foster, President